An Open Letter to Patrick Beach

Opportunity Partners L.P., 60 Heritage Drive, Pleasantville, NY
10570 / Tel: (914) 747-5262

October 31, 2001

Dear Pat:

	I hope this letter finds you comfortably settled in your Santa Barbara mansion. No more cold Michigan winters for you. Maybe we can resolve our differences. I just want to obtain full value for my shares. Perhaps you can answer a few questions. I have taken the liberty of providing suggested answers, which you can cross out and change if you think they are wrong.

Q. You say the value of the merger was $13.05 per share on June 29, 2001. What's it worth right now.
A. Maybe $12.25.

Q. What was Captec's stock price right before the merger was announced?
A. About $13.30.

Q. Aren't takeovers usually priced above the market price.
What gives?
A. Well, Captec owns some funky non-real estate assets.
Their book value is $21 million but the bidders apparently didn't put much value on them. Between you and me, I was kind of glad about that.

Q. How did Captec acquire those assets?
A. One was a $10 million loan to another company I run.
Then there were some real estate partnership interests that I sold to Captec for $4 million a few years ago.
Also a $7 million joint venture and some other stuff I purchased for Captec. They were very successful and I thought fairly valued. I guess I was wrong.

Q. What is happening with these assets?
A. I am going to buy them for $7.5 million.  It's the least
I can do.

Q. Let me get this straight.  You are buying back your own
$10 million loan plus $11 million worth of other assets for only $7.5 million? Nice deal. I guess you just outbid everyone else.
A. No, actually we never tried to get any other bids.

Q. Why not?
A. I don't know. I guess the board figured I would pay the highest possible price.

Q. And, did you?
A. My mother didn't raise any fools.

Q. Well, after you put in your lowball bid, did any directors say anything?
A. Yeah, one director asked me why I couldn't pay more.

Q. What did you say to him?
A. I said, "Why should I?"

Q. And, what did he say?
R. A.He said: "Oh, I didn't think of that. Sorry to trouble you."

Q. Just a few more questions, Pat. That $10 million loan to your private company. Is interest still being paid on it?
A. Sure, about $1 million per year. But, don't forget something. I said I couldn't pay it back right away if payment was demanded.

Q. When did you inform the board of that and what did they do?
A. Actually, I didn't tell them. They found out from someone else.

Q. Wait a minute. You are the Chairman of the Board. Don't you have a fiduciary duty to inform the other directors about something like that as soon as you know about it?
A. Speak to my lawyer.

Q. So, what did they do when they found out you couldn't repay the loan?
A. Frankly, I don't think they were too happy. They considered calling the loan anyway but I told them I could force Captec to lend me another $25 million.
Finally, they threw up their hands and said, "Pat, can you get us out of this mess?"

Q. And, did you?
A. Right. I graciously offered to buy back my loan for pennies on the dollar. That way, we can all get on with our lives. Sometimes, I think I am just too nice.

Q. Well, Pat, you certainly seem to have gotten yourself out of a jam. But, what about Captec's stockholders? Why should you get a bargain at their expense?
A. Hey, after everything I have done to, uh, for those ingrates, it's a small price to pay.

Q. So, what's the key question for stockholders as you see it?
A. If they care about keeping me solvent, they should vote for the merger. If all they care about is the value of their own shares, then they can vote against it and seek a court appraisal. But they will have to answer to their own consciences for being so greedy.

Q. Do you think shareholders would get more money if Captec were liquidated?
A. Probably, but it's only a few bucks per share. And that would really hurt my feelings.

Q. Thanks for your candor, Pat.


Yours truly,
Phillip Goldstein
Portfolio Manager